
                   EXHIBIT 11

                             MINNESOTA MINING AND MANUFACTURING
COMPANY
                                         AND SUBSIDIARIES

                                EARNINGS PER SHARE OF COMMON
STOCK


                                                 Three Months
Ended           Six Months Ended
                                                      June 30
                June 30

- - ------------------------     ------------------------
                                                     1993
1992            1993         1992
(Millions)                                    -----------
- - -----------     -----------  -----------
Income before cumulative effect
of accounting changes                                $331
$317            $661         $623

Cumulative effect of accounting changes                -
 -               -             3
                                                   ------
- - ------          ------       ------
Net income                                           $331
$317            $661         $620
                                                   ======
======          ======       ======
_________________________________________________________________
_____ ____________________________

Primary earnings per share:

Income before cumulative effect
of accounting changes                               $1.51
$1.45           $3.02        $2.85

Cumulative effect of accounting changes                -
 -               -         (0.02)
                                                   ------
- - ------          ------       ------
Earnings per share                                  $1.51
$1.45           $3.02        $2.83
                                                   ======
======          ======       ======
Weighted average number of
common shares outstanding                     218,180,059
219,006,461     218,473,216  219,086,081
                                              ===========
===========     ===========  ===========
_________________________________________________________________
__________________________________

Fully diluted earnings per share: (1)<F1>

Income before cumulative effect
of accounting changes                               $1.50
$1.43           $2.99        $2.81

Cumulative effect of accounting changes                -
 -               -         (0.01)
                                                   ------
- - ------          ------       ------
Earnings per share                                  $1.50
$1.43           $2.99        $2.80
                                                   ======
======          ======       ======

Weighted average number of
common shares outstanding                     218,180,059
219,006,461     218,473,216  219,086,081

Common equivalent shares                        2,480,054
2,188,369       2,214,535    2,188,369
                                              -----------
- - -----------     -----------  -----------
Average number of common
shares outstanding and
equivalents                                   220,660,113
221,194,830     220,687,751  221,274,450
                                              ===========
===========     ===========  ===========

_________________________________________________________________
__________________________________

    Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

    Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

<F1>(1) This calculation is submitted in accordance with
Regulation S-K item 601(b)(11) although not
    required by APB Opinion No. 15 because it results in dilution of less than 3%.

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